Exhibit (a)(1)(L)

MANNATECH, INCORPORATED

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR REPLACEMENT OPTIONS

SUPPLEMENT NO. 1

Dated August 5, 2010

This Supplement No. 1 amends the Offer to Exchange Certain Outstanding Stock Options for Replacement Options, dated July 16, 2010 (the “Offer to Exchange”), that was previously provided to you by Mannatech, Incorporated (“Mannatech”, the “Company”, “we,” “us” and “our”).  This Supplement No. 1 amends certain information in connection with the offer that we are making as described in the Offer to Exchange document.  The essential terms of that offer have not changed.  This Supplement No. 1 does not replace the Offer to Exchange — be sure to read this Supplement No. 1 along with the Offer to Exchange.  Certain terms used in this Supplement No. 1 are used as defined in the Offer to Exchange.

1. Page 3, Question 13, Section entitled “Summary Term Sheet – Questions and Answers”:   The answer to Question 13 on page 3 of the Offer to Exchange is hereby amended and replaced in its entirety with the following:

“Currently, this Exchange Offer is scheduled to expire at 8:00 a.m. Central Time on August 13, 2010, unless this Exchange Offer is extended by us.  Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period of this Exchange Offer at any time.  If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than 8:00 a.m. Central Time on the next business day after the last previously scheduled or announced Expiration Date.  Once we confirm the expiration of the Exchange Offer, no exceptions will be made.  See Section 14 “This Exchange Offer–Extension of Exchange Offer; Termination; Amendment” for more information.”

2. Page 4,  Question 23, Section entitled “Summary Term Sheet – Questions and Answers”:   The answer to Question 23 on page 4 of the Offer to Exchange is hereby amended and replaced in its entirety with the following:

“We expect the Replacement Option Grant Date will be August 16, 2010.  We will distribute new stock option award agreements promptly following the Expiration Date.  See Section 5 “This Exchange Offer – Acceptance of Eligible Options for Exchange; Issuance of Replacement Options.”

3. Page 9, Section entitled “Risk Factors”: The risk factor on page 9 of the Offer to Exchange  entitled “If the share reserve under our 2008 Plan is insufficient to cover all Replacement Options, Eligible Optionholders may not be able to exchange all their Eligible Options in the Exchange Program” is hereby deleted in its entirely.

4. Page 20, Section entitled  “This Exchange Offer”  Section 1 “Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer – Expiration Date” :  The third paragraph on page 20 under the Section 1 “Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer – Expiration Date” is hereby amended and replaced in its entirety with the following:

“For purposes of this Exchange Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.”

5. Page 29, Section entitled “This Exchange Offer” Section 9 “Information Concerning Us; Financial Information – Financial Information” :  The entire Section, including the table, on page 29 under the Section 9 “Information Concerning Us; Financial Information – Financial Information”  is hereby amended and  replaced in its entirety with the following:

“The financial information, including the financial statements and the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 are incorporated herein by reference.  Please see Section 16 “Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Below is a summary of our consolidated financial data.  The following summary of our consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010.  The selected consolidated statements of operations data for the fiscal years ended December 31, 2009 and December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2009 and December 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  The selected consolidated statements of operations data for the fiscal quarters ended June 30, 2010 and June 30, 2009 and the selected consolidated balance sheet data as of June 30, 2010 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010.  Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.”

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS AND BALANCE SHEETS
(amounts in thousands, except per share data):

	Fiscal year ended December 31,		Three months ended June 30,		Six Months ended June 30,
	2009	2008	2010	2009	2010	2009
Net sales	$ 289,705	$ 332,703	$ 57,606	$ 77,644	$ 118,271	$ 148,345
Gross profit	$ 96,477	$ 134,544	$ 25,006	$ 18,935	$ 50,047	$ 44,179
Loss from operations	$ (25,594)	$ (14,499)	$ (2,129)	$ (11,058)	$ (5,021)	$ (16,737)
Net loss	$ (17,368)	$ (12,628)	$ (3,815)	$ (5,537)	$ (6,596)	$ (10,312)

Loss per share
Basic	$ (0.66)	$ (0.48)	$ (0.14)	$ (0.21)	$ (0.25)	$ (0.39)
Diluted	$ (0.66)	$ (0.48)	$ (0.14)	$ (0.21)	$ (0.25)	$ (0.39)

	As of December 31,		As of June 30,
	2009	2008	2010	2009
Current assets	$ 64,485	$ 77,522	$ 57,761	$ 64,485
Noncurrent assets	$ 37,817	$ 46,536	$ 31,595	$ 37,817
Current liabilities	$ 42,679	$ 45,516	$ 36,089	$ 42,679
Noncurrent liabilities	$ 8,339	$ 9,813	$ 8,323	$ 8,339
Shareholders’ equity	$ 51,284	$ 68,729	$ 44,944	$ 51,284

Book Value

We had a book value per share of $1.70 on June 30, 2010 (calculated using the book value as of June 30, 2010, divided by the number of outstanding shares of our Common Stock as of June 30, 2010).

Ratio of Earnings to Fixed Charges

The Company does not have any registered debt securities or preference equity securities outstanding and therefore no ratio of earnings to fixed charges is calculable.”

6. Page 33, Section entitled “This Exchange Offer” Section 14 “Extension of Exchange Offer: Termination; Amendment”:  The first paragraph on page 33 under Section 14 “Extension of Exchange Offer: Termination; Amendment” is hereby amended and restated in its entirety to read as follows:

“We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing written notice of the extension to Eligible Optionholders.  If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 8:00 a.m. Central Time on the next business day following the previously scheduled Expiration Date. “

7. Page 34, Section entitled “This Exchange Offer” Section 16 “Additional Information”:  The first paragraph on page 34 under Section 16 “Additional Information” is hereby amended to add the following bullet point immediately following the first bullet point that reads “Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 6, 2010”:

“•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 5, 2010.”